Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Circular of our report dated August 24, 2016 relating to the financial statements of Energy Hunter Resources, Inc., which is contained in such Offering Circular.

We also consent to the reference to us under the caption “Experts” in such Offering Circular.

/s/ BDO USA, LLP

November 15, 2016

Dallas, Texas